Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS RECORD 2004 FINANCIAL RESULTS

— Fourth Quarter Revenues up 4.2% —

ATLANTA, February 23, 2005 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and twelve-month periods ended December 31, 2004.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2004	2003		2004	2003
Net revenues	$111,247	$106,779	4.2%	$438,213	$425,873	2.9%
Station operating expenses (1)	65,682	63,415	3.6%	260,836	257,790	1.2%

Station operating income (2)	45,565	43,364	5.1%	177,377	168,083	5.5%
Station operating income margin (3)	41.0%	40.6%	—	40.5%	39.5%	—

Operating income (4)	37,735	36,145	4.4%	143,677	139,092	3.3%

Net income (4)	$18,265	$20,735	(11.9)%	$67,966	$66,625	2.0%
Net income per common share – diluted (4)	$0.18	$0.21	(14.3)%	$0.67	$0.66	1.5%

Free cash flow (5)	$26,377	$25,876	1.9%	$95,554	$88,388	8.1%

(1)	Station operating expenses consist of cost of services (exclusive of depreciation and amortization) and selling, general and administrative expenses.
(2)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(3)	Station operating income margin is station operating income as a percentage of net revenues.
(4)	Operating income and net income for the twelve-month period ended December 31, 2004 includes a one-time charge of $3.1 million ($0.03 per diluted share) related to an estimated loss on loan guarantee.
(5)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

“We ended 2004 on a high note and began 2005 in a strong strategic position,” commented Robert F. Neil, President and Chief Executive Officer. “Our fourth quarter revenue growth of 4.2% exceeded our guidance, the industry and the markets in which we operate. In addition, we grew fourth quarter station operating income by 5.1%. Our 2004 ratings were among the best in our history, which bodes well for continued growth in 2005. We remain focused on being the best radio broadcaster in our markets by serving our listeners with programming that is compelling and entertaining, while providing advertisers with the most effective platform to reach them.”

Operating Results – Fourth Quarter 2004

Net revenues for the fourth quarter of 2004 were $111.2 million, up 4.2% from the fourth quarter of 2003. Local revenues increased 3.9% and national revenues increased 4.2% as compared to the fourth quarter of 2003. Our stations in Orlando, Tampa, Jacksonville, Southern Connecticut, Tulsa, Dayton and Honolulu delivered solid growth during the fourth quarter of 2004. Those increases were offset by results of our stations in Houston, San Antonio, Richmond and Birmingham, where revenues were down for the quarter.

Station operating expenses increased $2.3 million, or 3.6%, to $65.7 million compared to the fourth quarter of 2003, primarily as a result of increased sales commissions and national rep commissions attributable to higher revenues in the fourth quarter of 2004 as compared to the fourth quarter of 2003.

Station operating income increased $2.2 million to $45.6 million, an increase of 5.1% from the fourth quarter of 2003, for the reasons discussed above. Station operating income margin increased to 41.0% from 40.6% in the fourth quarter of 2003.

Operating income for the fourth quarter of 2004 was $37.7 million, an increase of $1.6 million compared to the fourth quarter of 2003, for the reasons discussed above.

Interest expense during the fourth quarter of 2004 totaled $7.3 million, as compared to $7.0 million for the fourth quarter of 2003. The average interest rate on our credit facility was 2.7% during the fourth quarter of 2004 and 1.8% during the fourth quarter of 2003, which contributed to the overall increase in interest expense for the fourth quarter of 2004.

Income tax expense increased approximately $3.8 million to $12.1 million in the fourth quarter of 2004, compared to $8.3 million in the fourth quarter of 2003. The increase in income tax expense is primarily due to the increase in operating income, varying effective state tax rates across operations from 2003 to 2004, adjustments to miscellaneous deferred tax liabilities and the reduction of certain income tax benefits recognized in prior periods. Additionally, in connection with the conclusion of income tax audits for the years 1998 – 2001, Cox Radio expects to pay a total of approximately $27.1 million in taxes related to certain radio station transactions completed during the audit period. Of this amount, Cox Radio paid approximately $25.6 million in 2004 and expects to pay the remainder in 2005. Cox Radio had previously provided for the possibility of this outcome. The overall effective tax rate was 39.8% for the fourth quarter of 2004 and 28.5% for the fourth quarter of 2003.

Net income decreased $2.5 million to $18.3 million for the fourth quarter of 2004 for the reasons discussed above.

Capital expenditures for the fourth quarter of 2004 totaled $2.7 million.

Operating Results – Full Year 2004

Net revenues for 2004 were $438.2 million, up 2.9% from 2003. Local revenues increased 2.2% and national revenues increased 2.3% as compared to 2003. Our stations in Orlando, Tampa, Southern Connecticut, Tulsa, Honolulu and Greenville-Spartanburg delivered solid growth during 2004. In addition, during the hurricanes that hit Florida in the third quarter of 2004, our Orlando and Tampa stations responded to a surge of last minute demand from advertisers, which resulted in incremental net revenues of approximately $2.5 million. Those increases were offset by results for our stations in Miami, Houston, San Antonio and Birmingham, where revenues were down for the period.

Station operating expenses increased $3.0 million, or 1.2%, to $260.8 million compared to 2003, primarily as a result of increased sales commissions and national rep commissions attributable to higher revenues and increased sports programming costs in our Atlanta market, offset by decreases in promotional spending, specifically in Miami and Honolulu. The current year expense increase was further impacted by a reversal of music license fee accruals in the third quarter of 2003 of approximately $1.0 million as a result of the resolution of the license fee rate making proceedings between the radio industry and Broadcast Music, Inc., and by additional expenses incurred during the first half of 2003 related to competitive situations in Atlanta, Miami and Birmingham and the related reformatting of our station WFOX-FM in Atlanta.

Station operating income increased $9.3 million to $177.4 million, an increase of 5.5% over 2003, for the reasons discussed above. Station operating income margin increased to 40.5% from 39.5% in 2003.

Operating income for 2004 was $143.7 million, an increase of $4.6 million compared to 2003, for the reasons discussed above, and was partially offset by the accrual during the third quarter of 2004 of an estimated $3.1 million loss on the loan guarantee described under “Acquisitions and Dispositions” below.

Interest expense during 2004 totaled $30.4 million, as compared to $33.6 million for 2003. This was the result of lower overall outstanding debt, as well as a lower average borrowing rate due to the repayment at maturity in May 2003 of the $100.0 million principal amount of our 6.25% notes with the proceeds from our five-year revolving credit facility in the second quarter of 2003. The average interest rate on our credit facility was 2.1% during 2004 and 1.9% for 2003, which partially offset the overall decrease in interest expense from year to year.

Income tax expense increased approximately $6.5 million to $44.9 million in 2004, compared to $38.4 million in 2003. The increase in income tax expense is primarily due to the increase in operating income, varying effective state tax rates across operations from 2003 to 2004, adjustments to miscellaneous deferred tax liabilities and the reduction of certain income tax benefits recognized in prior periods. Additionally, in connection with the conclusion of income tax audits for the years 1998 – 2001, Cox Radio expects to pay a total of approximately $27.1 million in taxes related to certain radio station transactions completed during the audit period. Of this amount, Cox Radio paid approximately $25.6 million in 2004 and expects to pay the remainder in 2005. Cox Radio had previously provided for the possibility of this outcome. As a result, Cox Radio reclassified approximately $21.0 million of deferred tax liabilities, the amount not already classified as current, into income taxes payable. This reclassification resulted in a corresponding reclassification between deferred tax expense and current tax expense. The overall effective tax rate was 39.8% for 2004 and 36.6% for 2003.

Net income increased $1.3 million to $68.0 million for 2004 for the reasons discussed above.

Capital expenditures for 2004 totaled $9.0 million.

For the three-month and twelve-month periods ended December 31, 2004, no pro forma or same station results have been provided, as those results would have approximated actual results.

As of December 31, 2004, Cox Radio had consolidated debt of $474.9 million and generated $159.7 million of adjusted EBITDA during the twelve months ended December 31, 2004. As a result, the ratio of consolidated debt to adjusted EBITDA was 3.0x at December 31, 2004. Please see the attached table for (1) a reconciliation of consolidated debt, a non-GAAP financial measure, to balance sheet debt, the most directly comparable GAAP financial measure, and (2) a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to operating income, the most directly comparable GAAP financial measure.

Acquisitions and Dispositions

In August 2004, Cox Radio entered into an agreement with Salem Communications to acquire KRTR-AM (formerly KHNR-AM) and KKNE-AM (formerly KHCM-AM) serving the Honolulu, Hawaii market. As part of this transaction, Cox Radio exercised its option to acquire KGMZ-FM from Honolulu Broadcasting, Inc. and exchanged the assets of KGMZ-FM for the two AM stations. The parties closed the transaction on January 3, 2005. In order to determine the fair value of KGMZ-FM, a third-party appraisal was done as required by the terms of the option agreement between Cox Radio and Honolulu Broadcasting. The station’s appraised value was approximately $3.5 million. As a result of this valuation, the $6.6 million of bank financing which Cox Radio had guaranteed with respect to KGMZ-FM was collateralized by assets worth less than the loan principal and, therefore, Cox Radio accrued an estimated loss on loan guarantee of $3.1 million in the third quarter of 2004.

Business Outlook

Robert F. Neil continued, “As we look forward to the first quarter of 2005, I’m optimistic that we will deliver low-single digit revenue growth. We experienced a strong January, and while it is still early, February and March are looking good despite difficult revenue comparisons.”

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 79 stations (66 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its results on Wednesday, February 23rd at 11:00 a.m. Eastern Standard Time. To access the teleconference, please dial 973-935-8513 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of Cox Radio’s website, located at www.coxradio.com. If you cannot listen to the teleconference at its normal time, there will be a replay available through Wednesday, March 2, 2005 and can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 5630340. The webcast will also be archived on Cox Radio’s website for one month.

Forward-Looking Statements

Statements in this release, including statements relating to any earnings or revenue projections, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to Cox Radio’s future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, our ability to execute our Internet strategy effectively, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

(See Attached Financial Tables)

Contact:

Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	John Buckley
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	buckley@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net revenues:
Local	$78,225	$75,319	$310,595	$303,985
National	25,782	24,736	98,417	96,228
Other	7,240	6,724	29,201	25,660

Total revenues	111,247	106,779	438,213	425,873

Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	23,631	22,705	98,219	95,617
Selling, general and administrative	42,051	40,710	162,617	162,173
Corporate general and administrative	4,012	3,506	17,676	16,272
Depreciation	2,837	2,848	11,826	11,714
Amortization	5	29	41	117
Loss on loan guarantee	—	—	3,064	—
Other operating expenses, net	976	836	1,093	888

Operating income	37,735	36,145	143,677	139,092

Other income (expense):
Interest income	3	(1)	5	8
Interest expense	(7,296)	(7,031)	(30,393)	(33,575)
Other - net	(100)	(117)	(387)	(479)

Income before income taxes	30,342	28,996	112,902	105,046

Current income tax expense	7,035	4,523	45,772	19,307
Deferred income tax expense (benefit)	5,042	3,738	(836)	19,114

Total income tax expense	12,077	8,261	44,936	38,421

Net income	$18,265	$20,735	$67,966	$66,625

Net income per share – basic
Net income per common share	$0.18	$0.21	$0.68	$0.66

Net income per share – diluted
Net income per common share	$0.18	$0.21	$0.67	$0.66

Weighted average basic common shares outstanding	100,576	100,292	100,552	100,238

Weighted average diluted common shares outstanding	100,694	100,612	100,758	100,542

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin, free cash flow, adjusted EBITDA and consolidated debt.

•	Station operating income is operating income excluding other operating expenses, net, non-recurring items, depreciation, amortization, and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•	Free cash flow is net income plus deferred income tax expense, other expense, depreciation and amortization, minus capital expenditures and excluding non-recurring items.

•	Adjusted EBITDA is operating income excluding other operating expenses, net, other non-recurring items, depreciation and amortization.

•	Consolidated debt is the sum of notes payable, amounts due to/from Cox Enterprises and an off-balance sheet liability, which is a guarantee of third-party indebtedness that was extinguished in January 2005.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Management uses adjusted EBITDA and consolidated debt to monitor compliance with certain financial covenants in Cox Radio’s credit agreement and as a gauge of Cox Radio’s ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. Station operating income, free cash flow and adjusted EBITDA should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow and Adjusted EBITDA should not be considered as alternatives to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(Unaudited)
	(In thousands)
Operating income	$37,735	$36,145	$143,677	$139,092
Adjustments:
Other operating expenses, net	976	836	1,093	888
Non-recurring item:
Loss on loan guarantee	—	—	3,064	—
Amortization	5	29	41	117
Depreciation	2,837	2,848	11,826	11,714
Corporate general and administrative	4,012	3,506	17,676	16,272

Station operating income	$45,565	$43,364	$177,377	$168,083

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(Unaudited)
	(In thousands)
Net income	$18,265	$20,735	$67,966	$66,625
Adjustments:
Deferred income tax expense (benefit)	5,042	3,738	(836)	19,114
Other	100	117	387	479
Other operating expenses, net	976	836	1,093	888
Amortization	5	29	41	117
Depreciation	2,837	2,848	11,826	11,714
Capital expenditures	(2,677)	(2,427)	(9,019)	(10,549)
Non-recurring items:
Loss on loan guarantee	—	—	3,064	—
Deferred tax adjustment related to conclusion of income tax audits	1,829	—	21,032	—

Free cash flow	$26,377	$25,876	$95,554	$88,388

The following table reconciles operating income for the twelve months ended December 31, 2004, from Cox Radio’s financial statements presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure.

Twelve Months Ended December 31, 2004
(Unaudited)
(In thousands)
Operating income	$143,677
Adjustments:
Other operating expenses, net	1,093
Non-recurring item:
Loss on loan guarantee	3,064
Amortization	41
Depreciation	11,826

Adjusted EBITDA	$159,701

The following table reconciles balance sheet debt, from Cox Radio’s financial statements presented in accordance with GAAP, to consolidated debt, a non-GAAP financial measure.

As of December 31, 2004
(Unaudited)
(In thousands)
Balance sheet debt:
Due from Cox Enterprises	$(6,573)
Notes payable	474,877
Off-balance sheet guarantee:
Guarantee of Honolulu Broadcasting loan (1)	6,564

Consolidated debt	$474,868

(1)	This guarantee was extinguished in January 2005. See “Acquisitions and Dispositions” above for more information.